Exhibit 99.2 1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Noel M. Geoffroy – Chief Operating Officer, Helen of Troy Ltd. Matt Osberg – Chief Financial Officer, Helen of Troy Ltd. Other Participants Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Robert Labick – Analyst, CJS Securities, Inc. Olivia Tong – Analyst, Raymond James Financial, Inc. Linda Bolton Weiser – Analyst, D. A. Davidson & Co. Susan Anderson – Analyst, Canaccord Genuity LLC Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC MANAGEMENT DISCUSSION SECTION Operator: Greetings. Welcome to Helen of Troy Limited Third Quarter Fiscal 2023 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded. I will now turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. Thank you. You may begin. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning, everyone, and welcome to Helen of Troy Third Quarter Fiscal 2023 Earnings Conference Call. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO; and Noel Geoffroy, the company’s COO, will comment on business performance of the quarter, project Pegasus, and current trends. Then Mr. Matt Osberg, the company’s CFO, will review the financials in more detail and provide an update on our financial outlook for fiscal 2023. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non- GAAP information. Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP

2 financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the Press Releases tab. I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning and thanks to everyone for joining us. Today, I would like to provide you with an update on Project Pegasus, discuss our third quarter results, and the consumer and retail trends we saw during the quarter. As discussed in our October call, Pegasus is a comprehensive restructuring program launched this past summer with the goals of significantly strengthening and accelerating our platform for operating margin expansion, reducing inventory, improving ROIC, and improving cash flow. Pegasus is a multiyear initiative with a three-year arc designed not only to improve profitability but also provide additional investment fuel to more efficiently leverage our proven value creation flywheel as we return to growth. Pegasus goes well beyond the typical belt tightening exercise. With the macro environment not indicative of a rapid reacceleration due to higher inflation, higher interest rates, uncertainty about the future financial health of consumers and foreign exchange headwinds, we used this summer to take a hard look at ourselves. We zeroed in on ways to accelerate efficiency projects already underway and identify a comprehensive set of new savings opportunities. The key initiatives in Pegasus include optimizing our brand portfolio, accelerating and amplifying cost of goods savings projects, enhancing the efficiency of our supply chain and distribution network, optimizing our indirect spending, streamlining and simplifying the organization, and reducing inventory. Pegasus also includes initiatives to return to operating margin expansion and improve our organic growth rates. Over the past few months, we have made significant progress. All workstreams are underway. Leaders and teams are in place and they’re focused on speed and on executional excellence. I have asked our Chief Operating Officer, Noel Geoffroy, to walk through that progress. Beyond Pegasus, Noel was also working closely with the business segments and operations, so she will also join Matt and I in the question-and-answer section on both Pegasus and the business segments. Noel M. Geoffroy, Chief Operating Officer, Helen of Troy Ltd. Thanks, Julien. Today, we are sharing details on the progress across several Pegasus initiatives, including streamlining and simplifying the organization, optimizing our brand portfolio, and further sharpening our investment choices. Specifically, on the organization, we are announcing three major structural changes. The first is to consolidate from three business segments to two. The second is to create a North American regional market organization that will be responsible for sales and go-to-market for the United States and Canada. And the third is to further centralize our global shared services for operations and finance. Let’s go through each of the three areas. Starting with the consolidation from three business segments to two, we are combining our current Health & Wellness and Beauty segments into one and renaming it Beauty & Wellness. Our other business segment will continue to be Home & Outdoor. Both segments will be even more focused on delighting consumers with outstanding brands and products that people trust and adore. They will retain and use their deep understanding of the brands, consumers, and competitors in each category, focusing on developing even more outstanding consumer centric innovation and marketing programs that will further differentiate our world-class brands.

3 The second major organizational change is to create a North American regional market organization very similar to the RMOs we already operate in EMEA, Latin America, and Asia Pacific. The new North American RMO will capture the benefits of increased focus on sales and go- to-market with further attention to shoppers in the United States and Canada. The North American RMO will also create new savings and new capabilities, both externally and internally. Like our other RMOs, the North American RMO will be responsible for go-to-market activation on all brands and channels, will capitalize on the scale of Helen of Troy’s diversified brand portfolio, and leverage the strong strategic customer relationships we have worked so hard to build over many years. New savings will come from increased speed, eliminating duplication, streamlining interfaces with shared service functions, and standardizing processes. The North American RMO is being staffed with an emphasis on continuity of key sales leader and maintaining the needed category and channel specialization in areas such as outdoors and prestige beauty where there is less overlap. There will be no change to the international RMO and it will continue to be led by our President of International. The third change is to further centralize operations and finance. This is a continuation of the theme of shared service centralization we started in Phase 1 for IT, legal, and HR. As always, our shared services are designed to support our business segments and RMOs with their expertise, gain speed and efficiency from applying best practices, eliminate duplication, standardize processes, streamline interfaces, and better leverage scale. We are further centralizing operations under our Chief of Global Operations, who will now own all sourcing and supplier relationships and will create a center of excellence on supply and demand planning to help improve forecast accuracy and inventory management. In finance, we are reconfiguring our finance leadership support to match our new organizational structure, centralizing our global accounting functions, and aligning reporting for the full global finance organization under our CFO, all at a reduced head count versus today. The new structure will reduce the size of our global workforce with impact across all business segments, departments, and shared services. Our overall global workforce will shrink by approximately 10%. The majority of the role reductions will be completed by March 1st and the savings will largely be realized in fiscal 2024. Nearly all the rest will be completed before the end of fiscal 2024. We did not take this decision lightly. Our Global Leadership Team has worked very carefully on the new organizational structure and on the specific staffing for each role. We all have immense respect and gratitude for the highly talented associates who will be leaving us. We have been careful to ensure continuity of leadership and expertise in the new organizational design. The two business segments, international and the new North American RMO, will each be led by proven current presidents who will continue to report to me. Nearly all shared service functions, including operations, finance, IT, legal, and corporate business development will operate under the proven leaders who serve with me on Julien’s Global Leadership Team. Turning now to our initiative to optimize our brand portfolio. We have three specific Pegasus workstreams to highlight. They include sharpening our discretionary spending choices, SKU rationalization, and assessing which brands might be good candidates to exit. As always, our objective is a portfolio with faster growth than fleet average, better ROIs on our spend, and higher margins. While it is still too early to share our specific choices today, here is an update on each. The first action focuses on making more targeted investment choices, investing disproportionately in businesses that deliver superior value as differentiated market leaders with higher margins that have the most compelling growth adjacencies and that are the most asset efficient. Under Pegasus, we are creating more rigorous tools to better determine which brands, innovations, and channels will get the most focus and support, which ones to maintain a steady performers, and which ones will receive less focus. The second action is a Pegasus workstream focused on simplifying our SKU assortment by prioritizing better selling items that have the highest growth potential and best margins. This

4 includes eliminating hidden costs and longtail complexity to improve the efficiency of assets such as inventory, distribution centers, new product development teams, and supply chain teams. We believe these first two actions will translate into more robust support for our highest potential brands and a more efficient product assortment for omni-channel distribution. The third action area is acquisition and divestiture. We have demonstrated our ability to use accretive acquisition to enter new growth areas where we can add value. We have also demonstrated our ability to divest good businesses that were no longer a long-term priority for Helen of Troy or shut down significant underperformers. We will update you with specific news as this evolves under Pegasus. Now let me turn the call back to Julien to discuss the third quarter and the external trends we are seeing. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thanks, Noel. Our third quarter financial performance was better than the outlook we provided in October. The result was primarily due to higher sales from what has so far been an above average cold and flu season and some pull forward of sales from the fourth quarter into the third quarter of this fiscal year. On a fiscal year-to-date basis, core net sales are up 33% on a three-year stack versus the pre-COVID base of fiscal year 2020. Over those same nine months, core adjusted and diluted earnings per share is up 6.6% on a three-year stack despite the negative impact this fiscal year from inflation, higher interest rates, and lower operating leverage. During the third quarter, consumers continued to tighten their purchasing patterns in some categories in response to high inflation and higher interest rates. As consumption slowed, some retailers continued their conservative repurchase patterns to further reduce their inventory. Our promotions across online and in-store channels were slightly elevated on certain parts of our business, such as Beauty and Health and Wellness, helping to support the consumer trends we are seeing and helping our retail partners better reach their inventory reduction goals. The holiday season started off slower than expected, with discretionary categories generally under pressure from these trends. In some categories, performance improved in late December, ending largely in line with our expectations. Looking at our business segments, I’ll start with Health & Wellness. As highlighted in the media, there has been a market (sic) [marked] increase in the various viruses that cause the symptoms our products help relieve such as fever, cough, runny noses, congestion, and sore throat. While it was still early in the season during our third quarter, we are seeing elevated incidents of these conditions from colds, flu, and the latest Omnicron COVID subvariants. Symptoms this year have further been raised by a surge of other respiratory infections in both children and adults. The result has been strong sell-through of our thermometers, humidifiers, and inhalants under the Vicks and Braun brands. Since US retailers generally had sufficient inventory on hand from last season, elevated incidents did not translate into year-over-year shipment growth during our third quarter, but it did quickly reduce inventory for our major retailer customers and even led to out of stocks for some, especially in humidifiers. Internationally, we saw shipment growth, especially in thermometers. As we start the fourth quarter, replenishment orders from retailers have been much stronger, especially on humidifiers, and we are forecasting strong shipments of our cold and cough related products this quarter. The exact amount will depend on how long symptoms persist, how aggressively retailers replenish, and our ability to serve the increased demand. Turning to Home & Outdoor. Total sales, including Osprey, declined 7% versus a very tough comparison to the prior year, when the segment grew 10.7%. OXO continued to see POS below peak prior year levels at brick-and-mortar as the overall home category continued to slow.

5 Importantly, total POS for OXO remained solidly ahead of pre-pandemic levels as we focused on our marketing to introduce the brand to new consumers. OXO performed very well at our largest online retailer during the Black Friday and Cyber Monday period. Hydro Flask continues to hold its number one position at our largest online retailer, where sales almost doubled during the Black Friday and Cyber Monday period compared to the same period last year. This helped to offset the broader POS decline at brick-and-mortar in the quarter. Turning to Beauty. Core segment sales declined 12.2% in the third quarter. Primary driver was the overall beauty appliance category decline from the high base of fiscal 2022 in both online and the US mass merchandisers. It was partially offset by some pull-forward of orders in the third quarter ahead of this year’s holiday period. Even though consumers continue to trade down to lower-priced appliances, our market shares at the largest online retailer and at the brick-and-mortar retailers that make up the majority of our sales are now showing growth over the past 52 weeks. The Revlon One-Step Volumizer continues to be by far the number one selling item in the category, selling at twice the rate of the number two seller across nearly all retail customers. In prestige liquids, which are among our most profitable businesses, both Drybar and Curlsmith achieved solid performance. Turning to international. Results were ahead of expectations, with net sales up 15.3% and particular strength in EMEA and Asia. Contributions from the acquisitions of Osprey and Curlsmith were the main drivers. All three Home & Outdoor brands performed above expectations internationally, with Osprey doing very well in Europe. Braun outperformed as we were able to partially overcome supply shortages to help meet the increased thermometer demand in EMEA and in Asia. Regarding Pegasus, I would like to say that the workforce reduction we announced today is one of the hardest things I have done in my entire career. We have an exceptional team and a team that has delivered outstanding results over many years. My respect for the people who will be leaving us and the work that they have done is immense, as is my gratitude. Changes we are announcing today are the right ones. They are a natural evolution of the major themes we have been focused on from the start of our transformation. While change is never easy, I want to reiterate how encouraged I am about the progress on all of the Pegasus workstreams. Helen of Troy has an outstanding track record of adapting to change and transforming itself with significant positive results. We have done it 3 times in the recent past, as proven in Phase 1 of our transformation, as demonstrated further in the first three years of Phase 2, both before and also during the pandemic, and in our Beauty segment under the Refuel initiative. Rather than grind through the present challenges, we greatly prefer to proactively shape our future through Pegasus and then build on it with Phase 3. With regard to timing, we see fiscal 2024 as a transition year. From a macro standpoint, we see a very challenging near-term economic backdrop. We are focused on Pegasus, on launching our pipeline of consumer-centric innovation, and on executing our commercial plans for fiscal 2024. The faster we secure our Pegasus efficiencies, the more that we can invest in accelerating revenue growth and building market share for our most promising brands. With the largest portion of Pegasus savings slated for realization in fiscal 2025, we expect to generate fuel to invest in the value-creation flywheel further. As we execute the full suite of Pegasus initiatives over the three-year arc, I am confident we can return to growth on the top line, lower our input costs, expand operating margins, improve cash flow and further reduce inventory. I look forward to sharing further progress on Pegasus as well as our fiscal 2024 outlook when we report our fourth quarter results on our normal timing in late April. And with that, I’d like to hand the call over to Matt.

6 Matt Osberg, Chief Financial Officer, Helen of Troy Ltd. Thank you, Julien, and good morning, everyone. I would like to begin with an overview of our third quarter results, then review our updated fiscal 2023 outlook, provide an update on Project Pegasus, and conclude with some high-level thoughts on fiscal 2024. Looking at the third quarter, results were ahead of our expectations as we benefited from a more severe start to the cough, cold and flu season, driving higher-than-expected sales in certain health-related categories such as thermometry and humidification, as well as the benefit of the shift of approximately $10 million of sales that occurred in the third quarter that were forecasted to occur in the fourth quarter and lower interest expense. These factors were partially offset by holiday selling seasons that did not start off as strong as expected as macroeconomic pressures continued to impact consumer purchasing behavior, a more unfavorable gross profit margin, particularly in Beauty and Health & Wellness and a higher effective tax rate. Our consolidated net sales decreased 10.6% in the quarter, as organic sales were impacted by lower consumer demand, unfavorable shifts in consumer spending patterns, and reduced orders from retail customers due to higher trade inventory levels. The net sales comparison was also unfavorably impacted by the pull-forward of approximately $15 million into the third quarter of last year, as retailers accelerated orders to try to avoid supply chain disruptions during the holiday season. The contributions of Osprey and Curlsmith partially offset the decline in organic sales. GAAP consolidated operating margin for the quarter was 13.8% of net sales. On an adjusted basis, operating margins declined by 0.4 percentage points to 16.6%, primarily driven by unfavorable operating leverage, the unfavorable impact of less Beauty segment sales within our consolidated net sales revenue, and a less favorable product mix within the Home & Outdoor segment due to the acquisition of Osprey. These items were partially offset by higher gross margin due to the more favorable customer mix within the Home & Outdoor segment and a more favorable product mix within the Beauty segment, primarily due to the acquisition of Curlsmith, as well as lower annual incentive compensation expense. Net income was $51.8 million or $2.15 per diluted share. Non-GAAP adjusted diluted EPS decreased 26.1% to $2.75, primarily due to lower adjusted operating income, higher interest expense, and an increase in the effective income tax rate, partially offset by lower weighted average diluted shares outstanding. We generated $125 million of operating cash flow in the third quarter, primarily driven by a sequential decline in our inventory levels from the end of the second quarter of $106 million. We are now at lower inventory levels than the end of fiscal 2022 and we continue to expect a further decline in inventory in the fourth quarter. Our new expectation is to reach approximately $500 million of inventory by the end of fiscal 2023. Even with this accelerated improvement in inventory levels versus our previous expectations, we continue to expect slightly negative free cash flow for the full fiscal year. We ended the quarter with total debt of $1.08 billion, a decrease of $89.3 million from the second quarter, as we used our positive cash flow to pay down our debt. This brought our net leverage ratio down to 3.1 times compared to 3.16 times at the end of the second quarter. We continue to expect our leverage ratio to decline in the fourth quarter and to end fiscal 2023 with the leverage ratio in the range of 2.75 to 3.0 times. Now turning to our revised outlook for the current fiscal year. As outlined in our earnings release, we have raised the lower end of our full year outlook for fiscal 2023 for both sales and adjusted diluted EPS, while maintaining the top end of the ranges. Given the volatility and uncertainty we have experienced this year, coupled with the current trends in the market, we remain cautious in our outlook for the fourth quarter. The consumer continues to feel the impact of inflation, and as we have seen during the holiday period, was seeking to buy discounted or promotional items. We are seeing positive signs that inventory at some key customers is beginning to rebalance and we will continue to monitor closely as retailers finish their holiday season.

7 Our revised outlook reflects several factors, including the timing shift of sales into the third quarter versus our previous expectation of low sales occurring in the fourth quarter. Higher sales in our Beauty segment due to an improved outlook for Curlsmith and a less-than-expected category decline in hair appliances and higher sales in our Health & Wellness segment due to a more severe start to the flu season. These factors are offset by lower-than-expected consumption trends in our Home & Outdoor segment and our assumption of lower customer replenishment orders impacting the fourth quarter following the slower start to the holiday season. Although we are seeing a more severe start to the flu season, it is unclear how the remainder of the season will progress. Additionally, due to our strategic initiative to decrease inventory levels and our previous expectation of a flu season in line with pre-COVID historical averages, we will be somewhat limited in our ability to supply at elevated demand levels in certain categories in the fourth quarter. Our adjusted diluted EPS outlook is being impacted by our expectations for sales, a more unfavorable gross margin, particularly in Beauty and Health & Wellness, higher marketing expense, lower interest expense, and a higher effective tax rate. For fiscal 2023, we now expect consolidated net sales revenue in the range of $2.025 billion to $2.05 billion, which implies a consolidated decline of 8.9% to 7.8% and a core decline of 7.5% to 6.4%. By segment, we now have the following net sales expectations. Home & Outdoor growth of 2.5% to 3.5%, including net sales from Osprey of $180 million to $185 million. A Health & Wellness decline of 11% to 10%, and a Beauty Core business decline of 18.5% to 17.5%, including net sales from Curlsmith of $35 million to $40 million for the 10-month period of ownership in fiscal 2023. As a reminder, the fourth quarter of last year included accelerated sales from certain retailers, securing additional supply ahead of expected price increases, the favorable sales impact of health- related products from the initial Omicron wave, and approximately two months of sales from the Osprey acquisition. Despite the macroeconomic challenges we have faced this year, we are particularly pleased to see Osprey continue to hold the sales outlook we provided at the beginning of the year and to be able to increase our sales outlook for Curlsmith. We now expect consolidated GAAP diluted EPS of $4.82 to $5.11 and consolidated non-GAAP adjusted diluted EPS in the range of $9.20 to $9.40, which implies a consolidated decline of 25.6% to 23.9% and a core decline of 24.5% to 22.8%. This includes an adjusted diluted EPS contribution from Osprey of approximately $0.35 to $0.40 and pro rata fiscal 2023 contribution from Curlsmith of approximately $0.20 to $0.25. We continue to expect to slightly expand gross margin in fiscal 2023 and consolidated adjusted operating margin is now expected to decline approximately 100 to 120 basis points, with roughly the same year-over-year decline in each of our segments. The consolidated adjusted operating margin decline is expected to be driven primarily by unfavorable operating leverage. The net dilutive effect of inflationary price increases, the dilutive impact of the Osprey acquisition in the Home & Outdoor segment, and an unfavorable product mix in the Health & Wellness segment. Our outlook for the estimated after-tax impact of incremental inflationary costs declined slightly to approximately $50 million to $55 million, or approximately $2.10 to $2.25 of adjusted diluted EPS. Our outlook for interest expense declined to approximately $42 million to $43 million. While we still expect the Fed to increase interest rates by 450 basis points in calendar year 2022, we benefited from previous assumptions on the pace of rate increases, our ability to pay down debt, and the forecasted amount of capitalized interest related to the construction of our new distribution center. During the quarter, we made good progress on our Project Pegasus initiatives as we reduced inventory levels, improved cash flow, and advanced many other workstreams that we believe will create future operating efficiencies, expand our margins and provide a platform to fund the future

8 growth investments. We believe we are on track to achieve the total savings and timing objectives that we introduced in our second quarter call and that we reiterated in today’s earnings release. As Noel discussed in her remarks, changes to the structure of the organization in connection with Project Pegasus will include the Beauty and Health & Wellness operating segments being combined into a single reportable segment, which will be referred to as Beauty & Wellness. Therefore, beginning with our fiscal 2023 Form 10-K, our future disclosures will reflect the two reportable segments Home & Outdoor and Beauty & Wellness with historical period segment information recast to be on the same basis. Additionally, when we issue our fourth quarter earnings release, we will provide two years of historical quarterly segment data on a comparable basis. Looking ahead to fiscal 2024. There remains considerable uncertainty in the near-term macroeconomic and consumer outlooks. We expect that many of the same macroeconomic factors that made calendar 2022 so challenging may persist into calendar 2023, as well as the compounding effect of the uncertainty of a potential recession, and whether or not the Fed can execute a soft landing. These factors continue to make the ability to forecast consumer behavior patterns difficult. We believe that fiscal 2024 sales growth will be challenged and highly dependent on the health of the consumer, and that the variability of these factors could drive a wide range of potential outcomes, which will be impacted by the depth and length of any potential recession. As previously discussed, we also expect to face a number of cost headwinds in fiscal 2024, which include higher interest expense as we annualize the increase in interest rates in fiscal 2023, incremental depreciation related to our new $225 million distribution center, which we expect to put in service at the beginning of fiscal 2024, and higher annual incentive compensation expense as we reinstate expense associated with our estimates to achieve fiscal 2024 compensation targets. We do expect fiscal 2024 tailwinds from healthier retailer inventories and more aligned sell-in and sell- through sales patterns, savings from Project Pegasus initiatives, and lower ocean freight and product costs. However, the benefit from freight and product costs are generally expected to be realized in the second half of our fiscal year as we move through the cycle of purchasing new inventory and turning it through cost of goods sold. While our fiscal 2024 may be a transition year, as we see macroeconomic rebalancing and navigate some cost headwinds, I am confident that the strength of our brands, efforts of our associates, strategic growth investments, and the initiatives we are executing under Project Pegasus will help position us to return to sustained long-term growth as we look to fiscal 2025 and beyond. And with that, I would like to turn it back to the operator for questions.

9 QUESTION AND ANSWER SECTION Operator: Thank you. [Operator Instructions] Our first question is from Rupesh Parikh with Oppenheimer. Please proceed. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. So I guess, I’ll just start with the Hydro Flask brand. Just curious what’s driving the disconnect between what you guys are seeing online versus some of the weakness you’re seeing at brick-and- mortar? And then as you look at Hydro Flask, is that gaining or losing share at this point from your perspective? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi, Rupesh. Nice to talk to you and glad for everyone that we’re out of our quiet period and able to speak openly. Noel, could you fill in on this topic? <A – Noel Geoffroy – Helen of Troy Ltd.>: Sure. Hi, Rupesh. Thanks for joining us today. When we look at Hydro Flask, we do see a channel shift, and you touched on that in your question. We see a lot more sales transitioning to online where we are performing very strongly, as Julien outlined in the script, leading share brand in the leading online retailer. I think that’s a function of shoppers just shifting more and more to online, especially for items like Hydro Flask. As we look at Hydro Flask over a two-year stack, we do see the brand growing and strong. And so we still are very excited about Hydro Flask and the performance. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, my only build there. Now, thanks, Noel. My only build there is that on a share basis, if you look at the last three or four years in total, Hydro Flask is roughly flat, call it, four years ago basis. So there’s been some ups and downs along the way. And in the case of the channel shift, my only build on that particular topic is that we’ve been active in the area. We disclosed, I think, a quarter or two ago that we went from a third-party manager of our online sales at the biggest online retailer to first-party. And that made a big difference for us. And the DTC in general is a big investment area for us. We’ve been very clear that we have major initiatives in that area and we’re very pleased actually with the progress. It did not change the online retailer results during the quarter, but it is influencing our DTC. We mentioned that DTC did extremely well during the Turkey 5 Cyber Monday period in our prepared remarks, and we have much more to come on the subject of DTC on very short timing for Hydro Flask and other brands. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Great. Thank you. Operator: Our next question is from Bob Labick with CJS Securities. Please proceed. <Q – Bob Labick – CJS Securities, Inc.>: Good morning, and Happy New Year. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hey, Bob, Happy New Year to you, too. <Q – Bob Labick – CJS Securities, Inc.>: Thank you. I just want to follow-up on some of your comments, as it relates to the outlook. Obviously, you guys said and we’ve heard from many companies that visibility into calendar 2023 is lower than normal due to the inventory corrections at retail, and also the potential recession next year. So the question is, what changes operationally in a low visibility environment for you? What do you do differently in that, if anything, and how can this impact the year overall? What are the kind of issues that it could impact the year as a result? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Let me just say a little and then I’ll give to Matt and Noel because I think they can help on this one. First just a general comment and this is for everybody. We’re at that funny time of year, when I think everyone is extremely interested in calendar 2023 or our fiscal 2024 which starts on March 1st and yet our normal cycle is to go

10 through the rest of our budget process, prepare the last of our year and then disclosing in April. So we won’t be in a position to put specificity. I know that people were asking even as recently as long ago as October and we were laughing a bit saying, well, I guess people knew about 18 months from now. I know you’re not asking for that kind of specificity. You’re asking at the macro level of what you do in a lower visibility environment. So going to that question, the key answer for me is about focusing on the controllables. We mentioned the specific ones in the prepared remarks. The first is Pegasus of course and we talked quite a lot about that. That’s the source of fuel. It’s also the source of additional efficiencies, and it will help us in all the ways talked. Now the second big controllable is our significant pipeline. We’re a winner on innovation. Our products are winning awards all over the place. Noel might be able to speak to a little of this. We have some market share wins, actually a few market share losses. But in general, consumers not only prefer our products, but buy them. And the result is that we are continuing to focus on innovation and we’re investing in innovation, and that’s a controllable for us. We love consumers. We love delighting consumers and kicking butt in the marketplace on that topic is a control. The third controller is just commercial plans and Noel can speak to a little bit about some of them, but the idea is to focus on controllables. As far as inventory, we can control what we buy. We can’t control what retailers choose to buy, but we do work very closely with them on helping to manage their inventory. So you heard us say in the prepared remarks that in this environment, we’re extremely focused on making sure that retailer inventory is healthy. We’re helping where we can. We’re being careful with consumers to be sharp on price, and we are bringing our own inventory down in a big way, that’s a whole another controllable for us. And the last year is around cost and footprint, kind of a things where we’ve been pretty aggressive. On the marketplace, we’ve not given up. We believe in the economy, we believe in the consumer, and we believe in the long-term health of people’s interest in improving their lives. So we’re making that bet. There’s just a choppy period ahead where we don’t have that kind of visibility, and it does create a fairly broad set of potential outcomes. So for Matt or Noel, I don’t know if there’s any further specificity that you guys might want to put there, but the key message is controllables. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. Good morning, everybody, and Happy New Year, this is Matt. Bob, the only think I would add to what Julien said is, he talked about focusing our controllables and what we do differently. I think Pegasus is part of that, too, right? I mean so we’ve already put Pegasus in place and I think that will help generate some things that’ll give us some headwinds (sic) [tailwinds] for next year. The other is, I think you can just take a general planning approach as you go in, which we’ve done before in similar years, where there is more uncertainty, where you take a little bit more of a conservative spending approach, cash management approach, and then what I call spending the success, right? So as you see the sales develop, maybe more positively than you would have gone in, you are ready with plans to start spending into the success. And I think as we look at our budgeting approach for fiscal 2024, that’s kind of the mentality we’re taking is plan for maybe a more conservative approach, but then be ready with alternative plans as we see success to be more aggressive and capitalize on it. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. The only other build I have to what Julien added is just, and it builds on what Matt said is prioritizing where we do spend, as we do that. So really using the budget season that we’ve got upon us to think about which of those brands that we think have the best growth potential, the best profitability, the best momentum in the marketplace and leaning in there and then trying to treating some of the other brands as more steady strongholds that maintain their position. And that allows us to make sure we get the very most and the best out of the best parts of our portfolio. As Julien said, we do continue to innovate. We’ve got some great innovations. We’ve earned a lot of awards not only on design but also from some of the preeminent women’s magazines on many of our products. So we know that our consumer-centric innovation continues to resonate. And commercially, we also continue to do very close joint business planning with our major customers, making sure that our distribution and assortment is appropriate for kind

11 of this given time horizon where the economic uncertainty is there for consumers and it’s one of the magics of Helen of Troy’s diversified portfolio. We have things that cover a broad range of price points to enable us to do that. <A – Julien Mininberg – Helen of Troy Ltd.>: By the way on that awards thing, people might think, oh, we might be talking more about all those volumizer awards or the traditional industrial design awards that OXO would win. There was a pretty healthy slate in Health & Wellness quite recently and some pretty major international ones. And even in Beauty, by the way, and not in the volumizer area, the dual plate straightener, the one that has the four plates looks like a tuning fork, you’ve seen it from us before on Hot Tools, where we extended it from the original Revlon just won a Cosmopolitan Holy Grail Award for 2022 like a week or two ago. <Q – Bob Labick – CJS Securities, Inc.>: Got it. Okay. Thank you. Operator: Our next question is from Olivia Tong with Raymond James. Please proceed. <Q – Olivia Tong – Raymond James Financial, Inc.>: Great. Thanks. Good morning, everybody. My first question is first a clarification on the consolidation of Beauty and Health & Wellness divisions into one. It sounds like, it’s both the cost savings maneuver to reduce head count but also you’re expecting it to help with brand development innovation, focus on marketing, at least that’s what it says in the press release. So I’m trying to understand, the savings components is fairly straightforward, but can you talk about how you expect that consolidation to help you drive innovation and presumably faster sales growth over time to start? Thanks. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yes. Hey, Olivia. Good to talk with you again. We do – you said the cost savings aspect of it is obvious, but we do see significant additional synergy by combining Beauty and Health & Wellness. The two business units have the largest overlap of core customers. Of course, we’ve got driver on our Curlsmith that are more prestige beauty. But when you think about mass merchandisers, food, drug, mass, etcetera, there’s a lot of overlap there, so good synergy there as we get our North American RMO up and running. And then many different synergies in the cost area, some third-party manufacturers, a lot of common plastics and rubber. So when you think about some of the cost of goods workstreams that we have on that side of things, we see a lot of synergies there, plastic and resins as well as common motors and blowers, those sorts of things. So there’s really a lot of areas. It may not be obvious on the surface, but when you really dig down into it, there’s a lot. And then the other place is just when you have fewer business units, not only do you need less overhead or less people, as you’ve talked about, but just the streamlined interfaces. As we get our shared services even more centralized interfacing with two business units versus three is more efficient. Our processes can be more standard and be more efficient. So those would be some of the areas that we see as beneficial as we kind of come together as a new Beauty & Wellness business unit. <Q – Olivia Tong – Raymond James Financial, Inc.>: Got it. That’s helpful. And then my second question is on inventory and consumer demand. And can you talk about where you stand on retailer inventory within key categories, particularly those that benefited from outsized demand, obviously, in the last two or three years? And kind of your view on when sell-in and sell-through more or less converge. And then the other side is then on your own inventory, getting to $500 million, great progress over this year of course. But what’s the end goal? Because even if we adjust upwards for acquisitions, inflation, etcetera, inventory is still a bit higher than pre-pandemic levels. So what’s the end goal? Maybe a little bit of color on that after that $500 million. Thanks so much. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, Matt, could you start us off on this one, please?

12 <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. Good morning, Olivia. Yes, so good questions. Obviously, we’re very pleased with the amount of progress we’ve been able to make in the quarter to bring down our inventory levels and get to $500 million this year. And then to your point, I think there is some adjustment for some of the acquisitions that we’ve done. As I look forward, I think a good measure for us we’re going to be looking at is turns. And so inventory levels are the leading indicator and turns are the lagging indicator just because of the look back in how you calculate it. We work a lot closer to 3 turns in the past and we’ve drifted down to the low 2s at this point in time. We really want to get back to the 3 turns level. I think that, I don’t know if we’ll get there next year because of the lag impact of it, and what happens with the macroeconomic environment. But I think as we look forward, we definitely want to get to 3 and then above 3 on more long-term basis. I think that’ll be really efficient. Our new distribution center, the consolidation of our distribution footprint will be a lot of things that can help us be more efficient in inventory. And so I think that that will help us get to that turns level. I definitely think we want to get down much more below $500 million just from an inventory level perspective. And we’ll have to look at what that means by the end of next year. But I’d say overall, focus on turns and we’ll need a little bit more time to get to that 3 times turn and then beyond. But for us, I think there’s a lot of good tailwinds for us that are going to help us get there over time. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, one example on that one is, remember, we’ve spoken a lot about balancing between China sourcing and rest of world sourcing, including in the Americas and especially Mexico, which leads to nearshoring for the US and Canadian market and even to Latin American markets. That nearshoring has the obvious benefit of shorter lead times. Shorter lead times by definition mean less inventory and also less exposure to the sea freight market. And so lots of reasons why those initiatives, which are much bigger than just the speed of turn – sorry, than the sourcing or the comments that Matt was making will help us bring the speed of turns up. On the retailer inventories – oh, sorry, I want to say one other thing about this, about ours, which is you heard us talk about SKU rationalization, Pegasus, and Noel might mention this because that’s going to help us on the topic of not just how much inventory we carry, but how quickly it turns. And on the retailer inventory, Noel, I don’t know you if you might speak to that and also any other builds on how our inventory will continue to come down. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, sure. Starting with our inventories, as Julien mentioned, SKU rationalization in a really robust, comprehensive way through Pegasus will help us, I think, on inventory. They start to simplify your lineup and really look to focus on your most productive items both from a consumer and a retailer perspective and cut out some of that longtail complexity that’s going to help us from an inventory management standpoint and from a forecasting standpoint, which also then helps inventory. From a retailer inventory standpoint, what I would say, Olivia, is it does still vary category by category and retailer by retailer, as you might expect. We have a diverse portfolio. We play across a lot of retailers, but we are clearly in a better place now than what we were in last quarter and the quarter before that. We do continue to see some retailers in certain categories ordering less than consumption, suggesting that we do still have some pockets of higher inventory in retail than we might like. We continue to partner closely with our retailers on the right commercial programming to move through that, but we are pleased to see those kind of sell-in and sell-out, kind of get closer to one another as we progress through the year. So that’s kind of where we stand there. <A – Julien Mininberg – Helen of Troy Ltd.>: One quick thought before we move from this one, Olivia, is things change quickly. And what I mean by that is we just saw it in the cold and flu numbers. And yet I think people are used to, whether it’s because of the consumer buying pattern shift from the pandemic or the retailers having swollen inventories in the last six to nine months, people are used to this narrative that the inventory needs to turn slowly and the consumer is down for the count. Things turn quickly. So just now, when people have a need, like in the cold and flu, we’re in a situation where we literally just can’t ship enough humidifiers right this minute. In the

13 case of thermometers, everyone knows what it was like during the pandemic, air purifiers a little bit later in the pandemic. And so things change quickly. Our products are diversified. So when needs come, we do have what people want, whether it’s in health-related category or home related category, an outdoor related category. And when the need is there and consumers go for it, not only do they prefer our products, but things change quickly for us. <Q – Olivia Tong – Raymond James Financial, Inc.>: Got it. Thanks for all the details and see you next week. <A – Julien Mininberg – Helen of Troy Ltd.>: You bet. Yeah. Looking forward to that. Operator: Our next question is from Linda Bolton Weiser with D.A. Davidson. Please proceed. <Q – Linda Weiser – D. A. Davidson & Co.>: Hi. Thank you. <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Linda. <Q – Linda Weiser – D. A. Davidson & Co.>: Hi. Hi. Happy New Year. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thank you. <Q – Linda Weiser – D. A. Davidson & Co.>: So I just had a question kind of about maybe the bigger picture, longer-term thing here, when you look at your operating margin for this year, I don’t know, I guess, I haven’t updated it here, but it’s around 15% or so, give or take. And that’s actually not down a ton from your high, from your peak margins, you’ve achieved really good margins through all your hard work. And I guess as mostly a durable goods company with like a 15%-ish operating margin. I guess the question I get a lot from people is like, well, what’s the potential long- term, I mean, one would argue that that’s already high. And so I’m just curious if this Pegasus restructuring is it, is it kind of like to stem further decline or is it actually to drive that margin to even newer, new highs, I guess, I just want to understand kind of what your thoughts are there? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. First the former then the latter, and Noel, please put some color on the margin trajectory for Pegasus. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, I think, again, we’ve talked about various different workstreams on Pegasus and many of them do look at improving our margins. I just talked about SKU rationalization in the prior question and that’s a good example of it. When you do that kind of work, you’re really looking SKU by SKU and looking for these opportunities to prune any items that maybe aren’t as productive and aren’t as profitable and the margins aren’t as good. And so that starts to help from – from a margin standpoint. We’re looking at all the different cost of goods savings projects. So there’s many different aspects of Pegasus that will help us. And when we think about it, when we think about it, we also want to reinvest with Pegasus. So I would say we certainly don’t look at Pegasus to only improve our operating margin over time. We’re looking as we generate savings to be able to reinvest back in the business and drive growth for us in the future. And that’s a big part of it. The faster we can get some of these projects going and turning through cost of goods and inventory. As Matt mentioned, the faster we’ll be able to reinvest back in the business. So Matt, if you want to build. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah, the only builds, I would have Linda I think you’ve kind of got the margin outcome this year. We guided today in my comments to down 100 to 120 basis points. But to your point within that of getting to that approximately 15%, like you said, there’s a lot of deleveraging. I mean, with the amount of sales decline that we had, there’s a lot of deleveraging in that number. So let’s say snap your fingers and take out the deleveraging impact and you get to some growth next year and you get a little even, God forbid, a little favorable leverage that’s a building block. And then, what Noel was saying on Pegasus is there’s an

14 opportunity in Pegasus to create margin improvement. And that could be dropping some of the cost savings. It could be lower product costs. It could be making space to reinvest and drive leadership brand growth, which are going to drive better mix. I mean think about we’ve had a huge favorable impact this year from Curlsmith, and although it’s not the biggest brand we have, it really punches above it’s weight in terms of mix and so being able to invest in those brands that we’ve purchased over the past couple of years that are going to drive higher mix. I think there’s a lot of tailwinds when you look at our operating margin trajectory. And of course, we’ll have to fight cost headwinds like everybody else and we’ve got some big ones next year, but I think if you look in the longer- term, I think there’s still a lot of tailwinds on our ability to continue to expand margins. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. I couldn’t agree more. And then I’m so glad you asked this question and for your question and for all, frankly, on this call, there’s a message from us. And the message from us is that the best is yet to come over time on margin from Helen of Troy. In the short-term, there’s pressure. You just heard it described, the minus 100 points. I think everyone on the call knows that Helen of Troy is up several hundred points on margin over the course of the transformation years. To lose 100 or even 120 basis points during this fiscal year is extremely painful, and we’re certainly taking our beating on that topic. So for the short-term folks, they’re right that that’s painful. For the long-term picture and not just Pegasus, but also the Phase 3 plan, which will follow it, the intention is to not only return to the margin peak that we saw last year, which was in I think the 16% range for adjusted operating margin, but to surpass it. So we’re not making particular Phase 3 promises. We’re not putting a specific long-term goal out today. But there’s a message and the message is we’ve made several hundred bps of progress. We’ve lost about 100 of them. We not only intend with Pegasus to quickly try to earn it back, but to surpass it in Phase 3, using the fuel from Pegasus to reinvest in the flywheel. <Q – Linda Weiser – D. A. Davidson & Co.>: Okay. Thank you. That’s very helpful. And then can I just ask about in the Health & Wellness, we all know the whole story in the past about the EPA relabeling issue, etcetera, etcetera, and you have lost some sales from that. It actually looks in the IRI data like you are actually gaining back a lot of share. Is that the case and are you kind of catching up and now that you’re able to re-ship, are you actually gaining a lot of share as well as the cough, cold flu season helping? I mean, is that kind of what I’m seeing going on there? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, Linda. As we touched on in the prepared remarks and you see it all over the news, this is a particularly high illness season. And the products that we have in many cases really help with those symptoms. So our humidifiers, for example, is one where Julien just said it, they’re selling very well. Our share is very robust there. We look very positive in that regard. And frankly, we don’t have necessarily enough to meet all of the elevated demand from a supply standpoint. Thermometers is another place. Now, there’s a lot of ups and downs in thermometers since we’ve kind of come out of COVID and we’ve had very different participants come in. But that’s another place where we see strength. So we do see strength in a few of our share positions in Health & Wellness in the most recent time period. <A – Julien Mininberg – Helen of Troy Ltd.>: We were also down pretty hard in air purifiers because of the EPA matter. So, yes, it’s true that we’ve bounced back in part. It’s quite competitive these days. There is a lot of inventory out there, so there’s more promotion than I think anybody would like. But in that battle to see our share improve and hold our own, that’s good news. But the idea that we’re back to pre-EPA positions, that would not be the case in market share for air purifiers. Operator: Our next question is from Susan Anderson with Canaccord. Please proceed. <Q – Susan Anderson – Canaccord Genuity LLC>: Hi, good morning. Thanks for taking my question. Nice to see the improved inventory position. I’m curious just on the M&A environment, just kind of what you’re seeing out there, potential acquisitions starting to become more attractive from a valuation perspective. And also, if you could give us and update us on your thoughts on leverage. It sounds like you still expect to be to 2.75 to 3 times at the end of the year. I’m curious

15 how you’re thinking about if there’s any early thoughts of next year, if you’re happy with that level. And then also, any other thoughts on just the floating rate debt and maybe moving that to more of a fixed rate? Thanks. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi. First of all, Susan, and welcome. We’re very pleased that you initiated coverage, and I believe this is the first call since you did, so we’re out of our quiet period. So very nice to meet you. We’re looking forward to meeting you in person next week... <Q – Susan Anderson – Canaccord Genuity LLC>: Same here. <A – Julien Mininberg – Helen of Troy Ltd.>: ...so which is great news. Yeah, pleasure. Yeah, thanks. Let me say just a little, and then from Jack on the subject of M&A and Matt on the topic of debt levels. Our general goal is, as we’ve been talking quite a lot in the last few months, is to improve our cash flow, reduce our inventory, bring down our debt and invest in the most important initiatives. That’s where our money has been going. It’s been our strategy for a while now. In the case of the progress, you heard it reported today, and thanks for your comment. We did make progress on inventory. We made progress on debt a little bit, actually, not that much. And on the subject of cash flow, also progress despite the investments in the big new – in distribution center. With regard to M&A and debt levels, maybe for Jack first and then for Matt. <A – Jack Jancin – Helen of Troy Ltd.>: Sure. Hi, Susan. So on the M&A side, we are actively looking at a number of different projects. What I can tell you is that we’re not really seeing the types of assets that we would like that will fit our criteria. We’re rather picky with selecting and bringing new assets in. They need to sweeten our mix. And we also look to ones that we can make better but also can help make us better. So at this point in time, we’re continuing to look, but we’re not seeing anything that is getting us to lean in, at least at this point in time. But hopefully, there will be something in the near future, and when we do, we’ll have something to share about it. <A – Julien Mininberg – Helen of Troy Ltd.>: By the way, valuations to your comment, they are coming down, right? The money is not cheap and there is a different marketplace that many people are selling into. So we’re keenly aware of that. You were not following us at the time, but you probably saw our comments when we bought Curlsmith. We bought an extremely strong prestige name with a significant position in its unique space of textured hair for roughly 10 times. That’s unheard of in the prestige space, so we took advantage of that opportunity. It’s been good for us, as you’ve heard us say, and as we see others that have the right mix of better together, as Jack always says, and the sweet spot on valuation, and then put that together with the cash flow and debt story. Not only why not, but that’s our entire track record as a company. We’ve doubled this company in the last 10 years in terms of sales and a portion of that came from acquisition, and many of those were outstandingly good financial deals. <A – Matt Osberg – Helen of Troy Ltd.>: Hey, this is Matt. I’ll just add on to the leverage component of it. Obviously, if you look back at our history, the amount of cash flow we’ll generate this year, free cash flow is much lower than we’ve done in the past. And as you look into next year, we’ve got tailwinds for being able to continue to reduce our inventory levels as well as we’re not going to spend the $150 million of CapEx on our new distribution center we’re going to spend this year. So just take those two things and put them together. And that’s a big tailwind for us from a cash flow perspective. So we expect to be able to continue to bring down our leverage. One thing for us is we typically generate more of our cash flow in the third and fourth quarter than the first and second quarter. So as we kind of look at our general cash flow cadence, I’d expect more of the reduction in our leverage to occur in the second half of the year than the first half of the year. Operator: And our final question is from Anthony Lebiedzinski with Sidoti & Company. Please proceed.

16 <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: I guess good morning. Thank you for taking the questions and Happy New Year to all. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: So first, so given some of the trade down comments Julien that you said and as well as the current state of the economy, does that make you guys maybe rethink your product strategy or do you think just a low-end type of products are just too commoditized? Would love to get your thoughts on that. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. There’s a sweet spot, Anthony. And hi. And Happy New Year to you, too. There’s a sweet spot where the products can differentiate the brands and justify their excellent, their pricing and delight the consumers. Then below that sweet spot, the commoditization comment starts to kick in, and that world of opening price point much like the world of private label products, it’s fully undifferentiated. And that’s not a place where brands distinguish themselves. It’s not a place where innovation is rewarded. It’s a place where people who just want to spend less money will buy. I would say this too shall pass, but I think that’s a bit too dismissive. There’s simply a shift for a short time, and this happens when there are economic cycles like this. So what we’ve done about it, as we talked in the last call, is to make sure, especially in beauty appliances, that we have some lower-priced products in the mix. And while that’s not as good for margins, it does help on this topic. We also spoke about our in the world of good, better, best, our better thermometers like the Vicks stick type of thermometers which picked up share when we last reported it, which I believe was last quarter, helped during the trade down area. And so you can see us navigating in this area. So it’s diversification, not just in category but in the world of good, better, best, but not all the way down to the commoditized opening price points. And all that said, Noel, if you might comment, just because we have like a moment left before the call will break, that the thoughts in the hair appliance category, especially at large mass merchandisers, where there’s an opportunity to improve the mix a bit in the direction Anthony is talking about. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, as mentioned, that was a place to really make sure that our assortment was as robust as possible to cover the good, better, best range that Julien just referred to. So we’ve done that in mass in particular, the channel where that consumer and that shopper tends to shop. We have rounded out our assortment in that regard and that helped us in this quarter and that’s part of what helped our share in the beauty appliance category and we look to continue to do that as appropriate during this time when we need to meet that full broad range of consumer and shopper needs. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. So we’ll see some improvements in that area in upcoming distribution planogram as our expectation as well. And it just helps balance it all. But if you have the question, are we strategically going to shift, go down market, and become commoditized, and then duke it out on price where people sell their mother for a nickel, the answer is no. Operator: This will conclude our question-and-answer session. I would like to turn the conference back over to management for closing comments. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Yeah, well, I know we’ve run just a minute too long, so I’ll be very brief. First of all, just a thanks to everybody. It’s a new year. There’s a lot going on and we’re grateful for people to continue to follow and take interest in where we’re going. We’re at a very special point in our career you see – sorry, in our trajectory, you hear all the things that we said today. So you know what I’m talking about. We look very much forward to seeing quite a few of you actually in person next week and then virtually over the next week or two in the upcoming conferences. I know we have a number of other

17 meetings scheduled with you, so looking forward to it and with the analysts as well. It’s an exciting time for us and we’re very happy to communicate. Thanks very much and appreciate you joining today. Operator: Thank you. This will conclude today’s conference. You may disconnect your lines at this time. And thank you for your participation. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, operator. Bye-bye. Operator: Thank you.